EXHIBIT 10 (jj)



               Summary of Fiscal Year 1998 Cash Bonus Opportunity
                  for the President and Chief Executive Officer

The Company provided Ronald L. Skates, President and Chief Executive Officer of the Company, a bonus opportunity by which Mr. Skates would be entitled to earn a cash bonus for the 1998 fiscal year based on the Company's performance as measured against specified goals relating to earnings-per-share (with a maximum of 300% of base salary), or, if greater, a cash bonus equal to 1.5% of the increase in the Company's market capitalization during the fiscal year, based on the 30-day average price of the Company's Common Stock as of the end of the 1998 fiscal year compared against the 30-day average price of the Company's Common Stock as of the end of the 1997 fiscal year (subject to a maximum of $3.5 million, except in the event of a change of control). The Board also reserved the right to adjust this bonus in the event of extraordinary transactions and to award other bonuses.